Exhibit 99.1
FOCUS LOGO


FOR IMMEDIATE RELEASE

Investor Contacts:
FOCUS Enhancements:               IR Agency:
Steve Sheldon                     Kirsten Chapman / Lillian Armstrong
(781) 750-8053                    Lippert / Heilshorn & Associates, Inc.
www.FOCUSinfo.com                 (415) 433-3777
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                 FOCUS Enhancements Completes Private Placement

                 Financing Bridges Working Capital Requirements

CAMPBELL, CA. - November 27, 2002 - FOCUS Enhancements, Inc. (NASDAQ SC: FCSE), a global leader in video conversion technology, today announced it has closed a private placement of 800,000 shares of FOCUS Enhancements common stock for gross proceeds of $768,000. Proceeds will be used to fund working capital including anticipated inventory growth for our semiconductor business beginning in the first quarter of 2003.

Brett Moyer, president and CEO of FOCUS Enhancements, stated, "In our present financial circumstance, and fragile capital markets, the Board has determined it prudent to accept the additional capital from this private placement. We remain confident that FOCUS Enhancements will receive the initial chip order from Microsoft Xbox shortly, but with the significant production lead times, the Board concluded that a modest increase in our cash balance would substantially improve our financial flexibility. These proceeds are independent from the personal guarantee Mr. Carl Berg, a FOCUS Enhancements director and shareholder, agreed to provide to secure our initial working capital requirements needed to fund Microsoft Xbox purchase order fulfillment."

About FOCUS Enhancements, Inc.

FOCUS Enhancements, Inc. (NASDAQ SC: FCSE) is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, FOCUS Enhancements designs, develops, and markets video solutions in two distinct markets: advanced,
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proprietary  video  conversion ICs (Integrated  Circuits) and  affordable,  high quality, digital-video conversion and video production equipment. Semiconductor products (ICs) include designs for PCs, Game Cards, Internet TV, set-top boxes, Internet appliances, and interactive TV applications, and they are sold directly to Original Equipment Manufacturers (OEMs). FOCUS' complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and Home Theater markets. More information on FOCUS Enhancements may be obtained from the company's SEC
filings,    or   by   visiting   the   FOCUS    Enhancements    home   page   at
http://www.FOCUSinfo.com.

This press release contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. Statements about future results made in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. FOCUS cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Such statements and any projections are based upon estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of FOCUS. Important assumptions and other factors could cause actual results to differ materially from those in the forward-looking statements, including those specified in the Company's Form 10-KSB for the year ended December 31, 2001 and other FOCUS filings with the SEC.




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